As filed with the Securities and Exchange Commission on June 1, 2009
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-8
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933
NATIONAL DENTEX CORPORATION
(Exact name of registrant as specified in its charter)

Massachusetts (State or other jurisdiction of incorporation of organization)	04-2762050 (I.R.S. Employer Identification No.)
2 Vision Drive, Natick, Massachusetts 01760
(Address of Principal Executive Offices)
National Dentex Corporation
1992 Employees’ Stock Purchase Plan
(Full title of the plan)
Richard F. Becker, Jr.
Executive Vice President & Treasurer
National Dentex Corporation.
2 Vision Drive, Natick, Massachusetts 01760
(Name and address of agent for service)
(508) 907-7800
(Telephone number, including area code, of agent for service)
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):
Large accelerated filer ☐	Accelerated filer ☑	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐
CALCULATION OF REGISTRATION FEE

Title of securities		Proposed maximum	Proposed maximum
to be	Amount to be	offering price	aggregate	Amount of
registered	registered	per share	offering price	registration fee
Common Stock, par value $.01 per share	250,000 shares (1)	$6.76 (2)	$1,688,750 (2)	$94.23 (3)

(1)	This Registration Statement covers shares of Common Stock of National Dentex Corporation (“Common Stock”) which may be offered or sold pursuant to the Third Amendment to the National Dentex Corporation 1992 Employees' Stock Purchase Plan. This Registration Statement shall also cover any additional shares of Common Stock that may be issued upon stock splits, stock dividends or similar transactions in accordance with Rule 416(c) under the Securities Act of 1933.

(2)	Estimated pursuant to Rules 457(h) and 457(c) under the Securities Act of 1933 solely for the purpose of calculating the registration fee, based on the average of the high and low sale prices of shares of Common Stock on May 27, 2009, as reported on the NASDAQ Global Market.

(3)	Calculated pursuant to Section 6(b) of the Securities Act of 1933 as follows: proposed maximum aggregate offering price multiplied by .0000558.

INTRODUCTION
          This registration statement on Form S-8 (the “Registration Statement”) is being filed to register an additional 250,000 shares of our common stock issuable pursuant to the provisions of our 1992 Employees’ Stock Purchase Plan, as recently amended (the “Plan”). The earlier registration statements that we filed with the Securities and Exchange Commission (“SEC”) on June 9, 2000 (File No. 333-38998) and on November 16, 2007 (File No. 333-147446) relating to our 1992 Employees’ Stock Purchase Plan is incorporated by reference into this Registration Statement. This incorporation is made under General Instruction E of Form S-8 regarding the registration of additional securities of the same class as other securities for which there has been filed a registration statement on Form S-8 relating to the same employee benefit plan.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
          The following documents, which have been filed by the Registrant with the SEC, are hereby incorporated by reference in this Registration Statement:
(a)	Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008, filed with the SEC on March 16, 2009;

(b)	All other reports filed pursuant to Section 13(a) of 15(d) of the Securities Exchange Act of 1934, as amended (“Exchange Act”) since the end of the fiscal year covered by the Registrant’s Annual Report referred to in (a) above; and

(c)	The description of the Registrant’s Common Stock contained in the Registrant’s Registration Statement on Form 8-A, (File No. 000-23092) (including any amendment or report filed for the purpose of updating such description).
All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.
          Unless expressly incorporated into this Registration Statement, a report furnished on Form 8-K prior or subsequent to the date hereof shall not be incorporated by reference into this Registration Statement, except as to specific sections of such statements as set forth therein. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement.
          We will furnish without charge to you, upon written or oral request, a copy of any or all of the documents described above, except for exhibits to those documents, unless the exhibits are specifically incorporated by reference into those documents. Requests for copies should be addressed to:
National Dentex Corporation
Attention: Richard F. Becker, Jr., Executive Vice President
2 Vision Drive, Natick, Massachusetts 01760
Telephone: (508) 907-7800
Item 4. Description of Securities.
          Not applicable.
Item 5. Interests of Named Experts and Counsel.

          The validity of the shares to be offered hereby will be passed upon for us by Posternak Blankstein & Lund LLP (“PBL”) of Boston, Massachusetts. Donald H. Siegel, P.C., a partner of PBL, serves as our Secretary.
Item 6. Indemnification of Directors and Officers.
          We are incorporated under the laws of the Commonwealth of Massachusetts. The Massachusetts Business Corporation Act, which became effective on July 1, 2004 and under which we are governed, provides at Section 8.51 that a corporation may indemnify a director who is a party to a proceeding because he is a director against liability incurred in the proceeding if he conducted himself in good faith and he reasonably believed that his conduct was in the best interests of the corporation or that his conduct was at least not opposed to the best interests of the corporation, and, in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful. Section 8.52 of the Massachusetts Business Corporation Act requires corporations to indemnify any director who was wholly successful in the defense of any proceeding to which he was a party because he was a director of the corporation against reasonable expenses incurred by him in connection with the proceeding.
          Section 8.56 of the Massachusetts Business Corporation Act provides that a corporation may indemnify and advance expenses to an officer of the corporation who is a party to a proceeding because he is an officer of the corporation to the same extent as a director, and, if he is an officer but not a director, to such further extent as may be provided by the articles of organization, the bylaws, a resolution of the board of directors or contract, except for liability arising out of acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law. Section 8.56 also provides that an officer of the corporation who is not a director is entitled to mandatory indemnification under Section 8.52, and that the officer may apply to a court for indemnification or an advance for expenses, in each case to the same extent to which a director may be entitled to indemnification or advance under those provisions.
          Section 8.57 of the Massachusetts Business Corporation Act also contains provisions authorizing a corporation to obtain insurance on behalf of any director or officer of the corporation against liabilities, whether or not the corporation would have the power to indemnify against such liabilities. The registrant maintains director and officer liability insurance for the benefit of its directors and officers.
          Article Six of our Restated Articles of Organization, as amended and in effect, eliminates the personal liability of each member of our Board of Directors to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director. However, the liability of a director is not eliminated (i) for any breach of such director’s duty of loyalty to the Registrant or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Sections 61 or 62 of the predecessor Massachusetts Business Corporation Law as in effect at the time our Articles of Organization were last amended, or any amendatory or successor provision thereto (which includes Section 6.40 and 6.41 under the new Massachusetts Business Corporation Law that went into effect on July 1, 2004), and (iv) for any transaction from which such director derived an improper personal benefit. This provision is intended to afford directors additional protection, and limit their potential liability, from suits alleging a breach of duty of care by a director. We believe that this provision will assist us in maintaining and securing the services of directors who are not employees of the Registrant. As a result of the inclusion of such a provision, stockholders may be unable to recover monetary damages against directors for actions taken by them that constitute fiduciary duties, although it may be possible to obtain injunctive or other equitable relief with respect to such actions. If equitable remedies are found not to be available to stockholders for any particular case, stockholders may not have any effective remedy against the challenged conduct.
          Our By-Laws also provide that directors and officers shall be indemnified against liabilities arising from their service as directors or officers to the fullest extent permitted by Massachusetts law, which generally requires that the individual act in good faith and in a manner he reasonably believes to be in or not opposed to the Registrant’s best interests.
Item 7. Exemption from Registration Claimed.

          Not applicable.
Item 8. Exhibits.
          The following is a list of exhibits filed as part of this Registration Statement.

Exhibit
Number		Exhibit

3(i	)(a)
Restated Articles of Organization of the Registrant, filed with the Massachusetts Secretary of State on October 14, 1993 (incorporated by reference to Exhibit 3.1 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004 as filed with the SEC on May 24, 2005).

3(i	)(b)
Articles of Amendment, filed with the Massachusetts Secretary of State on September 26, 1995 (incorporated by reference to Exhibit 3.2 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004 as filed with the SEC on May 24, 2005).

3(ii)
Amended and Restated By-Laws of the Company, as amended on March 25, 2008 (incorporated by reference to Exhibit 3(ii) to the Registrant’s Current Report on Form 8-K as filed with the SEC on March 27, 2008).

4.1
1992 Employees’ Stock Purchase Plan (incorporated by reference to Exhibit 10.11 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005 as filed with the SEC on March 16, 2006), as amended effective April 4, 2000 (pursuant to an amendment thereto hereby incorporated by reference to Exhibit 4.1 to the Registrant’s registration statement on Form S-8 as filed with the SEC on June 9, 2000).

4.2
Second Amendment to 1992 Employees’ Stock Purchase Plan, as previously amended (incorporated by reference to Exhibit 4.4 to the Registrant’s registration statement on Form S-8 as filed with the SEC on November 16, 2007).

*4.3		Third Amendment to 1992 Employees’ Stock Purchase Plan, as previously amended, dated as of May 12, 2009.

*5.1		Opinion of Posternak Blankstein & Lund LLP

*23.1		Consent of PricewaterhouseCoopers LLP.

23.2		Consent of Posternak Blankstein & Lund LLP (included within Exhibit 5.1).

24.1		Power of Attorney (included with signature pages).

*	Filed herewith.
Item 9. Undertakings.
          (a) The undersigned Registrant hereby undertakes:
               (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the “Securities Act”);
     (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered

(if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) of the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;
     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;
               Provided, however, that paragraphs (a) (1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) that are incorporated by reference in this Registration Statement.
               (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
               (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
          (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
          (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
          The Registrant. Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the town of Natick, Commonwealth of Massachusetts on June 1, 2009.

NATIONAL DENTEX CORPORATION
By:	/s/ David L. Brown
David L. Brown, President and Chief
Executive Officer (Principal Executive Officer)

          Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement on Form S-8 has been signed below by the following persons in the capacities and on the dates indicated.
          Each person, in so signing, also hereby makes, constitutes and appoints David L. Brown and Richard F. Becker, Jr., and each of them, each acting alone, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for such person and in his or her name, place and stead, in any and all capacities in connection with this Registration Statement on Form S-8, including without limiting the generality of the foregoing, to sign the Registration Statement, including any and all stickers and post-effective amendments to the Registration Statement, and to sign any and all additional registration statements that are filed pursuant to General Instruction E to Form S-8 or Rule 462(b) under the Securities Act, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the SEC and any applicable securities exchange or securities self-regulatory body, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute(s), may lawfully do or cause to be done by virtue hereof.

Signature	Title	Date

/s/ David V. Harkins David V. Harkins	Chairman of the Board and Director	June 1, 2009

/s/ Jack R. Crosby Jack R. Crosby	Director	June 1, 2009

/s/ Thomas E. Callahan Thomas E. Callahan	Director	June 1, 2009

/s/ Norman F. Strate Norman F. Strate	Director	June 1, 2009

Signature	Title	Date

/s/ James E. Mulvihill, D.M.D. James E. Mulvihill, D.M.D.	Director	June 1, 2009

/s/ David L. Brown David L. Brown	President, CEO, and Director (Principal Executive Officer)	June 1, 2009

/s/ Wayne M. Coll Wayne M. Coll	Vice President & Chief Financial Officer (Principal Financial and Accounting Officer)	June 1, 2009

NATIONAL DENTEX CORPORATION
INDEX TO EXHIBITS

Exhibit
Number		Exhibit

3(i	)(a)
Restated Articles of Organization of the Registrant, filed with the Massachusetts Secretary of State on October 14, 1993 (incorporated by reference to Exhibit 3.1 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004 as filed with the SEC on May 24, 2005).

3(i	)(b)
Articles of Amendment, filed with the Massachusetts Secretary of State on September 26, 1995 (incorporated by reference to Exhibit 3.2 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004 as filed with the SEC on May 24, 2005).

3(ii)
Amended and Restated By-Laws of the Company, as amended on March 25, 2008 (incorporated by reference to Exhibit 3(ii) to the Registrant’s Current Report on Form 8-K as filed with the SEC on March 27, 2008).

4.1
1992 Employees’ Stock Purchase Plan (incorporated by reference to Exhibit 10.11 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005 as filed with the SEC on March 16, 2006), as amended effective April 4, 2000 (pursuant to an amendment thereto hereby incorporated by reference to Exhibit 4.1 to the Registrant’s registration statement on Form S-8 as filed with the SEC on June 9, 2000).

4.2
Second Amendment to 1992 Employees’ Stock Purchase Plan, as previously amended (incorporated by reference to Exhibit 4.4 to the Registrant’s registration statement on Form S-8 as filed with the SEC on November 16, 2007).

*4.3		Third Amendment to 1992 Employees’ Stock Purchase Plan, as previously amended, dated as of May 12, 2009.

*5.1		Opinion of Posternak Blankstein & Lund LLP

*23.1		Consent of PricewaterhouseCoopers LLP.

23.2		Consent of Posternak Blankstein & Lund LLP (included within Exhibit 5.1).

24.1		Power of Attorney (included with signature pages).

*	Filed herewith.